FOR IMMEDIATE RELEASE

U.S. CONCRETE UPDATES SECOND QUARTER AND FULL YEAR 2007 EXPECTATIONS AND ANNOUNCES EARNINGS RELEASE AND CONFERENCE CALL SCHEDULE

HOUSTON, TEXAS - July 19, 2007 - U.S. Concrete, Inc. (NASDAQ: RMIX) today announced that second quarter 2007 earnings are expected to be approximately $0.17 - $0.19 per diluted share, which is at the low end or slightly below the Company’s previously issued guidance. Final second quarter earnings remain subject to management’s completion of its customary quarterly closing procedures.

U.S. Concrete’s President and Chief Executive Officer, Michael W. Harlan, stated, “When we announced our second quarter earnings guidance in May, we indicated we had experienced unusually wet weather in our Texas market during April and early May. We pointed out that, to meet our earnings guidance for the second quarter, we would need to see normal weather patterns in this market which did not occur. Our Dallas/Fort Worth market was impacted by heavy rain during 46 percent of the production days in the second quarter, which resulted in volumes for this market being lower than our forecast by approximately 18 percent, or 264,000 cubic yards. This volume shortfall negatively impacted earnings in the second quarter. In addition, the continued slowdown in residential construction has resulted in lower-than-expected volume in each of our major markets that is not being fully offset by the increase in volume we are seeing in nonresidential and public works construction.”

Mr. Harlan continued, “We are encouraged by the continued improvement in our material spread (revenue less raw materials costs) in our major markets that we experienced in the second quarter of 2007. This is a good indication that our selling price improvement is outpacing our raw materials cost increases, which should lead to better operating margins as our volumes improve. We will continue to try to improve our material spread in the second half of the year. Looking forward to the remainder of the year, we have a strong backlog, particularly in the contracted commercial and public works sector of our business; however, we do not expect our customers will be able to increase construction activity to levels that will allow recovery of the entire shortfall experienced in the first half of 2007. We now expect, assuming normal operating conditions for the remainder of the year, EBITDA for the full year to be between approximately $86 million and $91 million and earnings per share of between $0.46 and $0.53 per share.”

This earnings outlook update is in accordance with the Company’s practice to update guidance if it is reasonably certain that earnings per share will be outside its latest published estimates. In addition to second quarter financial results, the Company’s outlook for the remainder of the year will be discussed in its regular quarterly press release and conference call.

The Company defines EBITDA as net income (loss) plus the provision for income taxes, net interest expense and noncash impairments, depreciation, depletion and amortization. The Company has included EBITDA in this press release because it is widely used by investors for valuation and comparing the Company’s financial performance with the performance of other building material companies. The Company also uses EBITDA to monitor and compare the financial performance of its operations. EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report. The expected full year 2007 EBITDA used in this release of approximately $86 million to $91 million is calculated as follows: net income (estimated to be approximately $17 million to $20 million), plus the provision for income taxes (estimated to be approximately $11 million to $13 million), net interest expense (estimated to be approximately $28 million) and noncash impairments, depreciation, depletion and amortization (estimated to be approximately $31 million). Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, cash flow from operations as determined in accordance with GAAP. All amounts provided above in this section have been rounded to the nearest million-dollar amount.

EARNINGS RELEASE AND CONFERENCE CALL SCHEDULE

The Company will release its second quarter results on Thursday, August 9, 2007, at 6:00 a.m. Eastern Time. In conjunction with the release, U.S. Concrete has scheduled an investor conference call for the same day, which will be broadcast live over the Internet at 10:00 a.m. Eastern Time (9:00 a.m. Central).  The call can be accessed live via phone, by dialing (303) 262-2131 and asking for the U.S. Concrete call 10 minutes prior to the start time or live over the Internet by logging on to U.S. Concrete’s website at www.us-concrete.com.

A telephonic replay of the conference call will be available through Thursday, August 16, 2007, and may be accessed by calling (303) 590-3000 and using the passcode 11094070#. An archive of the webcast will be available shortly after the call on the Company’s website at www.us-concrete.com within the investor relations section of that site.

U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and western precast concrete. The Company has 150 fixed and nine portable ready-mixed concrete plants, nine pre-cast concrete plants, three concrete block plants and eight aggregates facilities. During 2006, these facilities produced approximately 9.1 million cubic yards of ready-mixed concrete, 4.0 million eight-inch equivalent block units and 4.6 million tons of aggregates. For more information on U.S. Concrete, visit http://www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's belief as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding expected earnings per share for the second quarter and full year 2007, the expected EBITDA for the full year 2007, continued improvement in our material spread and the status of our contractual backlog. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s subsequent Quarterly Reports on Form 10-Q.